Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-200229) of Axalta Coating Systems Ltd. of our report dated March 13, 2015 relating to the consolidated financial statements and financial statement schedule of Axalta Coating Systems Ltd. (Successor), and our report dated March 31, 2014, except for Note 25, as to which the date is August 20, 2014, relating to the combined financial statements and financial statement schedule of DuPont Performance Coatings, a business formerly owned by E.I. du Pont de Nemours and Company (Predecessor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 13, 2015